EXHIBIT 99.1


For Immediate Release:


                PEOPLES FINANCIAL SERVICES CORP.
      JUNE 30, 1998 EARNINGS, CASH DIVIDEND AND STOCK SPLIT


John W. Ord, President and CEO of Peoples Financial Services Corp., and its wholly owned subsidiary Peoples National Bank, announced today that net income for the first half of 1998 was $1,635,246 up from $1,466,317 for the first six months of 1997, an increase of 11.5%. Income per share was $1.88 in 1998 compared to $1.67 in 1997, an increase of 12.6%. Market value per share has increased 75% in the same period from $36 at June 30, 1997 to $63 on June 30, 1998.

A regular dividend of $.29 per share was declared on July 29, 1998 payable on August 15, 1998 to shareholders of record on July
31, 1998.  Cash dividends paid through June 30, 1998 are up
37.50% over 1997.

In an additional announcement, the Board of Directors voted a stock split of 5 for 2, payable on September 15,1998 to shareholders of record on August 15, 1998.

Peoples National Bank is headquartered in Hallstead with branch offices in Hallstead, Hop Bottom, Susquehanna and Montrose in
Susquehanna County, and in Nicholson, Tunkhannock and Meshoppen in Wyoming County.